Exhibit 10.9

Share Escrow Agreement

in

relation to shares in

Satellogic Inc.

Date: 25 January 2022

Satellogic Inc.

(as Company)

Continental Stock Transfer & Trust Company

(as Escrow Agent)

and

CFAC Holdings V, LLC

(as Sponsor)

This Share Escrow Agreement (this “Agreement”) is made on the ….. day of January 2022 between:

Among:

(1)

Satellogic Inc., a company incorporated in the British Virgin Islands with company number 2067782, the registered office of which is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (the “Company”);

(2)	CFAC Holdings V, LLC, a Delaware limited liability company having its business address at 110 East 59th Street New York, New York 10022, USA (“Sponsor”); and

(3)	Continental Stock Transfer & Trust Company, a New York limited purpose trust company having its business address at 1 State St., 30th floor, New York, NY 10004, USA (“Escrow Agent”).

Whereas:

(A)

the Company is a party to that certain agreement and plan of merger (which includes all schedules and exhibits thereto) dated as of 5 July 2021 by and among the Company, CF Acquisition Corp. V, a Delaware corporation (“SPAC”), Ganymede Merger Sub 1 Inc., a British Virgin Islands incorporated company (“Merger Sub 1”), Ganymede Merger Sub 2 Inc., a Delaware corporation (“Merger Sub 2”) and Nettar Group Inc., a British Virgin Islands incorporated company (“Nettar”) (the “Merger Agreement”);

(B)

section 2.10 (Forfeiture of Sponsor and Company Shareholder Escrowed Shares) of the Merger Agreement contemplates that upon and subject to the Closing, the Company and its transfer agent, shall enter into an escrow agreement, effective as of the Closing Date, in form and substance reasonably satisfactory to the Company and SPAC, pursuant to which the Company shall cause to be issued to the Escrow Agent on the Closing Date a portion of the PubCo Ordinary Shares issuable at the Closing equal to such number as determined in accordance with the terms thereof with such PubCo Ordinary Shares defined therein as the “Forfeiture Escrow Shares”; and

(C)

the Company and Sponsor agree that this Agreement shall constitute the Escrow Agreement as referred to in section 2.10 of the Merger Agreement and each desire that the Escrow Agent be issued the Forfeiture Escrow Shares (as defined herein) as fully paid up shares of the Company, to be held and dealt with as hereinafter provided.

IT IS AGREED:

1	Definitions and Interpretation

1.1	Definitions. In this Agreement (except where the context otherwise requires) words and expressions shall have the same meanings assigned to them as defined in the Merger Agreement.

1.2	Interpretation. In this Agreement:

(a)	any reference to a Recital, Section, Exhibit or Schedule is to the relevant Recital, Section or Schedule of or to this Agreement;

(b)	use of the singular includes the plural and vice versa;

(c)	use of any gender includes the other gender;

(d)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(e)

references to this Agreement or any other document or agreement are to be construed as references to this Agreement or such other document as varied in any manner from time to time, even if changes are made to the composition of the parties to this Agreement or such other document or to the nature or amount of any facilities made available under such other document; and

(f)	the Recitals form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Recitals.

2	Appointment of Escrow Agent

2.1

Appointment of Escrow Agent. The Company and Sponsor hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

3	Forfeiture of Sponsor and Company Shareholder Escrowed Shares

3.1

Forfeiture Escrow Shares. On the Closing Date, the Company shall issue to the Escrow Agent those shares identified on the spreadsheet set forth on Exhibit A hereto on the basis that they are to be held subject to the terms and conditions of this Agreement. It is hereby acknowledged that:

(a)

the Forfeiture Escrow Shares shall constitute 25% of the Aggregate Base Shares of which as follows: (x) 5.7% are the Sponsor’s Founder Shares (as defined in the Sponsor Support Agreement) that are not Earn-Out Shares (as defined in the Sponsor Support Agreement), which shall be issued to the Escrow Agent on the basis that they are to be treated as set aside in one escrow account (the “Sponsor Escrow Account”), and (y) 94.3% shall be Merger Consideration Shares receivable by the Company Shareholders (excluding holders of Series X Preference Shares) in accordance with section 2.2(g)(i) of the Merger Agreement (escrowed in accordance with the ratio among such Company Shareholders set forth in the Payment Spreadsheet (the “Internal Company Shareholder Ratio”; the ratio of shares owned by Sponsor to the shares owned by such Company Shareholders, the “Sponsor to CS Ratio”, and together with the Internal Company Shareholder Ratio, the “Forfeiture Ratios”)), which shall be treated as set aside in separate escrow accounts for each such Company Shareholder (the “Company Shareholder Escrow Accounts”, and together with the Sponsor Escrow Account, the “Forfeiture Escrow Accounts”); and

(b)

the Class A Ordinary Shares of US$0.0001 par value each of the Company (“PubCo Class A Ordinary Shares”) and the Class B Ordinary Shares of US$0.0001 par value each of the Company (“PubCo Class B Ordinary Shares” and together with the PubCo Class A Ordinary Shares, the “PubCo Ordinary Shares”) to be issued to the Escrow Agent hereunder and treated as being subject to such respective Forfeiture Escrow Accounts, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, in each case, as long as they remain in the applicable Forfeiture Escrow Account, shall be referred to as the “Forfeiture Escrow Shares”, and shall be treated by the Escrow Agent as held in escrow for the duration of the Adjustment Period and disbursed in accordance with the terms of the Merger Agreement and this Agreement.

3.2

Share Certificates Legends. The share certificates, to the extent share certificates are issued, representing the Forfeiture Escrow Shares shall contain a legend relating to transfer restrictions imposed by section 2.10 of the Merger Agreement and this Agreement and the risk of forfeiture associated therewith (or with respect to book entry shares, the Company’s transfer agent shall make a notation in its records that the shares are subject to such legend and forfeiture).

3.3

Removal of Legends from Share Certificates. The Escrow Agent will remove any such legend as is referred to in section 3.2 as promptly as practicable, but in any event within three (3) Business Days, after receipt of written notice of a Release Event (as defined below) with respect to the Forfeiture Escrow Shares. Until and unless any Forfeiture Escrow Shares are forfeited in accordance with section 2.10(c) of the Merger Agreement, each of Sponsor and the Company Shareholders (other than the holders of Company Series X Preference Shares), as applicable, shall be deemed (for the purposes hereafter described) to be the owner of such Sponsor’s or Company Shareholders’ relative pro rata share (as between themselves) of the Forfeiture Escrow Shares (based on the applicable Forfeiture Ratios) during the time such Forfeiture Escrow Shares are held in the Forfeiture Escrow Accounts, subject to the retention of any dividends, distributions and other earnings thereon in the Forfeiture Escrow Accounts until disbursed therefrom in accordance with the terms and conditions of the Merger Agreement and this Agreement. Each of Sponsor and the Company Shareholders shall also have the right to direct the Escrow Agent to vote such Sponsor’s or Company Shareholders’ relative pro rata share (as between themselves) of the Forfeiture Escrow Shares (based on the applicable Forfeiture Ratios) during the time held in the Forfeiture Escrow Accounts as Forfeiture Escrow Shares and the Escrow Agent agrees to cause the Forfeiture Escrow Shares to be voted as so directed.

3.4	End of Adjustment Period. At the end of the Adjustment Period:

(a)

if the Adjustment Period VWAP is less than $10.00 per PubCo Class A Ordinary Share (such event, a “Forfeiture Event”), an aggregate number of Forfeiture Escrow Shares, as calculated in accordance with section 2.10(d) of the Merger Agreement (and section 3.5 of this Agreement below) (the “Aggregate Forfeiture Shares”), shall be forfeited (in accordance with the applicable Forfeiture Ratios) by the Sponsor and the Company Shareholders (other than the holders of Company Series X Preference Shares) and promptly (but in any event within three (3) Business Days) following the last day of the Adjustment Period, (x) such Aggregate Forfeiture Shares shall be cancelled in accordance with section 2.10(e) of the Merger Agreement, and (y) any balance in the Forfeiture Escrow Accounts in excess of the Aggregate Forfeiture Shares (if any) shall be promptly released to the Sponsor and such Company Shareholders from their respective Forfeiture Escrow Accounts in accordance with their applicable Forfeiture Ratios; or

(b)

if the Adjustment Period VWAP is equal to or more than $10.00 per PubCo Class A Ordinary Share (such event, a “Release Event”), then promptly (but in any event within three (3) Business Days) following the last day of the Adjustment Period, the entire contents of their respective Forfeiture Escrow Accounts shall be promptly released by the Escrow Agent to the Sponsor and such Company Shareholders (respectively).

For the purposes of giving effect to the surrender of Forfeiture Escrow Shares following a Forfeiture Event, the Escrow Agent shall execute and deliver to the Company an instrument of surrender substantially in the form set out in Exhibit B or in such other form as the Company may see fit to accept.

For the purposes of giving effect to the release of Forfeiture Escrow Shares following a Release Event, the Escrow Agent shall execute and deliver to the Company an instrument of transfer substantially in the form set out in Exhibit C or in such other form as the Company may see fit to accept.

3.5

Calculation of Aggregate Forfeiture Shares. For purposes hereof, if a Forfeiture Event occurs, the number of Aggregate Forfeiture Shares shall be calculated by multiplying (i) the Aggregate Base Shares by (ii) a fraction, (A) the numerator of which is the remainder of $10.00 minus the Adjustment Period VWAP, and (B) the denominator of which is the Adjustment Period VWAP, provided that in the event the Adjustment Period VWAP is less than $8.00, the Adjustment Period VWAP for purposes of this calculation shall be deemed to be $8.00 (i.e., in no event shall the Aggregate Forfeiture Shares exceed 25% of the Aggregate Base Shares).

3.6

Joint Written Instructions. In the event of a Forfeiture Event, the Sponsor and the Company shall promptly provide joint written instructions to the Escrow Agent to (i) surrender the Aggregate Forfeiture Shares to the Company for cancellation in exchange for no consideration and (ii) release any balance in the Forfeiture Escrow Accounts in excess of the Aggregate Forfeiture Shares (if any) to the Sponsor and such Company Shareholders from their respective Forfeiture Escrow Accounts in accordance with their applicable Forfeiture Ratios. The Company shall take such steps as it sees fit (and shall direct its transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto) to cause (i) any Aggregate Forfeiture Shares surrendered to the Company for cancellation from the Forfeiture Escrow Account (promptly after its receipt of an instrument of surrender in respect thereof from the Escrow Agent) to be cancelled and to cancel any accrued but unpaid dividends payable in respect of such Aggregate Forfeiture Shares and (ii) any balance in the Forfeiture Escrow Accounts in excess of the Aggregate Forfeiture Shares (if any) to be promptly released to the Sponsor and such Company Shareholders from their respective Forfeiture Escrow Accounts in accordance with their applicable Forfeiture Ratios. In the event of a Release Event, the Sponsor and the Company shall promptly provide joint written instructions to the Escrow Agent to release all of the Forfeiture Escrow Shares to Sponsor and the Company Shareholders (respectively) and the Escrow Agent shall, upon receipt of such joint written instructions, so release such Forfeiture Escrow Shares.

3.7

Allocation. Any disbursement from the Forfeiture Escrow Accounts to the Company in accordance with section 2.10(e) of the Merger Agreement and section 3.4 of this Agreement shall be allocated among the Sponsor and the Company Shareholders (other than the holders of Company Series X Preference Shares) in accordance with the applicable Forfeiture Ratios. As provided in section 2.10(f) of the Merger Agreement, unless otherwise required by Law, all surrenders of Forfeiture Escrow Shares made from the Forfeiture Escrow Account shall be treated by the parties to the Merger Agreement as an adjustment to the Merger Consideration received by the Sponsor and such Company Shareholders pursuant to Article II of the Merger Agreement.

3.8

Action by Escrow Agent. Notwithstanding the foregoing, the Escrow Agent shall not take any action with respect to a Forfeiture Event or a Release Event (or with respect to the Forfeiture Escrow Shares in the event of a Forfeiture Event or Release Event) unless and until such time as the Escrow Agent shall have received either (i) the joint written instructions of the Company and Sponsor contemplated by Section 3.6 or (ii) a final, non-appealable judgment of a court of competent jurisdiction instructing the Escrow Agent.

4	Restrictions on Transfer of Forfeiture Escrow Shares.

4.1

For so long as Forfeiture Escrow Shares are held by the Escrow Agent under the terms of this Agreement, there shall be no transfers of the Forfeiture Escrow Shares except as provided by Sections 3.4 and 3.6.

5	[Intentionally Omitted]

6	Concerning the Escrow Agent

6.1

Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent in good faith to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

6.2

Indemnification. Subject to Section 6.8 below, the Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Forfeiture Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence, fraud or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 6.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 6.5 or 6.6 below.

6.3

Compensation. Subject to Section 6.8 below, the Escrow Agent shall be entitled to the compensation set forth on Exhibit D hereto from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all reasonable and documented expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

6.4

Further Assurances. From time to time on and after the date hereof, the Company and the Sponsor shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

6.5

Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn the Escrow Shares over to a successor escrow agent appointed by the Company and approved by the Sponsor, which approval will not be unreasonably withheld, conditioned or delayed. If no new escrow agent is so appointed within the 60-day period following the giving of such notice of resignation, the Escrow Agent may transfer the Forfeiture Escrow Shares to any court it reasonably deems appropriate in the State of New York.

6.6

Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by all of the other parties hereto; provided, however, that such resignation shall become effective only upon the appointment of a successor escrow agent selected by the Company and approved by the Sponsor, which approval will not be unreasonably withheld, conditioned or delayed.

6.7	Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence, fraud or willful misconduct.

6.8

Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Forfeiture Escrow Accounts and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

7	Miscellaneous

7.1

Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, Borough of Manhattan, for purposes of resolving any disputes hereunder. As to any claim, cross-claim, or counterclaim in any way relating to this Agreement, EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY.

7.2

Third Party Beneficiaries. Each of the parties to this Agreement hereby acknowledges that the Company Shareholders (excluding holders of Series X Preference Shares) are third party beneficiaries of this Agreement.

7.3

Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may only be changed, amended, or modified by a writing signed by each of the parties hereto.

7.4	Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

7.5	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

7.6

Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, by email or by facsimile transmission:

If to the Company, to:

Satellogic Group Inc.

Email: ceo@satellogic.com, gc@satellogic.com

Attention: Emiliano Kargieman

with copies (which shall not constitute notice) to:

Friedman Kaplan Seiler & Adelman LLP

7 Times Square

New York, NY 10036-6516

Email: glerner@fklaw.com

Attention: Gregg S. Lerner

And

Greenberg Traurig LLP

333 SE 2nd Avenue

Suite 4400

Miami, FL 33131

Email: annexa@gtlaw.com

Attention: Alan I. Annex

If to the Sponsor, to:

CFAC Holdings V, LLC

110 East 59th Street,

New York, NY 10022, USA

Attn.: Chief Executive Officer

Email: ken.lefkowitz@hugheshubbard.com

If to SPAC, to:

CF Acquisition Corp. V

110 East 59th Street,

New York, NY 10022, USA

Attn.: Chief Executive Officer

Email: ken.lefkowitz@hugheshubbard.com

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Client Administration Dept.

Email: accountadmin@continentalstock.com

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

7.7

Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

[Signature Page Follows]

WITNESS the execution of this Agreement as of the date first above written.

SATELLOGIC INC.

By:	/s/ Rebeca Brandys
Name:	Rebeca Brandys
Title:	Director

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Douglas Reed
Name:	Douglas Reed
Title:	Vice President

SPONSOR:

CF ACQUISITION CORP V.

By:	/s/ Howard Lutnick
Name:	Howard Lutnick
Title:	Chief Executive Officer

[Signature Page to Stock Escrow Agreement]

EXHIBIT A

Forfeiture Escrow Shares

[See attached]

EXHIBIT B

Form of Instrument of Surrender

Satellogic Inc.

(incorporated in the British Virgin Islands with company no. 2067782, the “Company”)

Surrender of Shares

pursuant to sections 59(1A) and 59(1B)

of the

BVI Business Companies Act (as amended)

CONTINENTAL STOCK TRANSFER & TRUST COMPANY (the “Surrendering Member”) does hereby irrevocably surrender to the Company the fully paid up shares in the Company described in the Schedule set out below and registered in the name of the Surrendering Member in the register of members of the Company for no consideration (the “Surrendered Shares”).

Signed by a duly authorised person for and on behalf of the Surrendering Member:

Duly authorised for and on behalf of

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Name:

Title:

Dated this …… day of …………………. 20…..

Schedule to Instrument of Surrender

Class of Shares	Number of Shares
Class A ordinary shares of US$0.0001 par value each in the Company	[number]
Class B ordinary shares of US$0.0001 par value each in the Company	[number]

EXHIBIT C

Form of Instrument of Transfer

Satellogic Inc.

(incorporated in the British Virgin Islands with company no. 2067782, the “Company”)

Transfer of Shares

pursuant to sections 54

of the

BVI Business Companies Act (as amended)

In respect of each person named in column 1 of the table set out in the Schedule to this instrument of transfer (each such person, a “Transferee”) CONTINENTAL STOCK TRANSFER & TRUST COMPANY (the “Transferor”) does hereby transfer to the Transferee that number of the shares in the Company set out opposite the name of the Transferor in column 2 of the table set out in the Schedule to this instrument of transfer standing in the Transferor’s name in the Company to hold the same unto the Transferee.

Signed by a duly authorised person for and on behalf of the Transferor

Duly authorised for and on behalf of

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Name:

Title:

Dated this …… day of …………………. 20…..

Schedule to Instrument of Transfer

Column 1 (Name of Transferee)	Column 2 (Shares)	Column 3 (Address of Transferee)
[name]	[number] class A ordinary shares of US$0.0001 par value each OR [number] class B ordinary shares of US$0.0001 par value each	[address]

EXHIBIT D

Escrow Agent Compensation